Exhibit 19.1

ASBURY AUTOMOTIVE GROUP, INC. INSIDER TRADING POLICY
PURPOSE
Federal and state securities laws make it illegal for a person to trade in a company’s publicly traded securities while in possession of material nonpublic information (defined below in the section entitled, “Definitions Used in this Policy”) relating to that company. This conduct is known as “insider trading.” It is also illegal for a person to disclose material nonpublic information to another, who may use this information to trade. This conduct is known as “tipping.”
The purpose of this Insider Trading Policy (the “Policy”) is (i) to promote compliance with applicable securities laws by Asbury Automotive Group, Inc., its subsidiaries (“Asbury” or the “Company”) and all directors, officers and employees of Asbury (“Insiders”), and (ii) to preserve the reputation and integrity of Asbury and its Insiders when transacting in “Asbury Securities.”
The term “Asbury Securities” includes: (i) common stock, stock options, preferred stock, warrants, convertible securities and debentures, (ii) debt securities, (iii) any derivative securities relating to Asbury’s common stock and (iv) other securities Asbury may issue from time to time.
The Policy should be read in conjunction with Asbury’s Disclosure Policy which prohibits the unauthorized disclosure of material nonpublic information acquired in the work-place or otherwise as a result of an individual’s employment or other relationship with Asbury, as well as the misuse of any material nonpublic information about Asbury or its business in securities trading.

SCOPE
This Policy applies to all Insiders.

POLICY
General Rules When Trading Asbury Securities
1.Don’t trade while in possession of Asbury’s material nonpublic information. You may not buy, sell or trade in any Asbury Securities at any time while you possess material nonpublic information concerning Asbury (even if the Company’s trading window is open). If you are in possession of such information, you must wait to trade until the information has been released to the public for at least one full trading day (a day on which the stock market is open).
2.Do not disclose nonpublic information concerning Asbury to any other person, including family members, or discuss Asbury matters in Internet “chat rooms” or on social networking sites (i.e., Facebook, Twitter, Instagram, TikTok, etc.). Giving such information to others is commonly known as “tipping” and is illegal. Insiders should not make recommendations or express opinions about trading in Asbury Securities directly or through the Internet. Asbury’s Disclosure Policy provides policies restricting disclosure of its confidential information and identifying individuals who are authorized to speak on behalf of the Company.
Insider Trading Policy

3.Don’t use nonpublic information to trade in other companies’ stock. Don’t trade in the stock of Asbury’s customers, vehicle manufacturers and other suppliers, vendors or other business partners (collectively, “Business Partners”) when you have material nonpublic information concerning these Business Partners that you obtained in the course of your relationship with Asbury. Asbury’s business with its Business Partners is based on trust and confidentiality. All prohibitions relating to trading of Asbury Securities have equal applicability to trading in stock of Asbury’s Business Partners.
4.Avoid pledging and speculative transactions involving Asbury Securities. Asbury strongly discourages Insiders from trading in Asbury Securities on a short-term basis (that is, trading that suggests that you are trying to profit in short-term movements, either increases or decreases, in Asbury’s stock price). Asbury further prohibits Section 16 reporting persons from pledging Asbury Securities or otherwise subjecting Asbury Securities to margin calls or the ability to be sold outside of the owner’s control.
5.Short sales involving Asbury Securities are prohibited. Selling Asbury Securities short is prohibited. Selling short is the practice of selling securities that the seller does not own. Any Asbury Securities purchased by an Insider in the open market may be sold by the Insider so long as the Insider actually owns the Asbury Securities being sold, and provided that the transaction complies with this Policy.
6.Puts, calls and derivative transactions involving Asbury Securities are prohibited, and trading in Asbury’s debt securities is discouraged. Insiders are not permitted to purchase or sell derivatives and options of any kind, whether puts or calls, involving Asbury Securities, or engage in hedging activities involving Asbury Securities, such as synthetic trading. A put is a right to sell at a specified price a specific number of shares by a certain date. A call is a right to buy at a specified price a specified number of shares by a certain date. A derivative is a security whose value is based on the performance of an underlying financial asset, index or other investment. A synthetic trade is a position created by combining put and call options. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of non-use, of material nonpublic information. In addition, Asbury discourages Insiders from trading in its debt securities.
7.Make sure immediate family members and persons controlling family trusts (and similar entities) comply with this Policy. For the purposes of this Policy, these people are called “Related Persons.” Any transactions involving Asbury Securities in which Related Persons engage, or have control, or whose assets are held for the benefit of you or a Related Person, are the same as transactions by you. Insiders are responsible for making sure that such Related Persons do not engage in any transaction that would violate this Policy as if the Insider engaged in the transaction directly. The same rules apply to trading in Asbury Securities by business entities owned or controlled by Insiders.
Additional Obligations for Certain Individuals
The following Insiders, designated as “Covered Persons” under this Policy, are subject to additional restrictions and may have federal securities law reporting requirements:
(i)members of the Board of Directors of Asbury;
(ii)officers of Asbury;
(iii)corporate employees;
Insider Trading Policy

(iv)Regional Controllers;
(v)General Managers of the Company’s dealerships;
(vi)any other person so designated by Asbury’s Board of Directors, the Chief Executive Officer or the General Counsel from time to time; and
(vii)any member of the immediate family (as defined herein) of any person identified in (i) – (vi) above.
If you are a Covered Person, please review the memorandum provided to you with this Policy entitled, “Additional Insider Trading Policies and Restrictions for Covered Persons.”
Exceptions under the Policy
Generally, gifts of Asbury Securities to an individual or to a charitable entity are not subject to this Policy. However, any gifts of Asbury Securities should be discussed with the General Counsel or Vice President, Internal Audit, Risk & Compliance if you are uncertain of compliance under this Policy or the federal securities laws. In addition, certain Covered Persons have additional federal securities law reporting requirements upon gifting shares of Asbury Securities, so such Covered Persons should discuss plans for gifts in advance with the General Counsel to ensure compliance with these reporting requirements.
Application of Policy after Employment Terminates
If your employment terminates at a time when you have or think you may have material nonpublic information about Asbury or its Business Partners, the prohibition on trading on such information continues until such information (i) is the subject of a public announcement of such information by Asbury or its Business Partners, as applicable, or (ii) is no longer material.
Potential Criminal and Civil Liability
The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and a significant jail term. You can also be liable for improper transactions by “tipping.” Specifically, you may be liable for improper transactions by any person to whom you have inadvertently disclosed nonpublic information. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not actually trade or profit from the trading. As such, please remember that you trade at your own risk. While this Policy is intended to assist you in complying with the federal and state rules against insider trading, you must always exercise appropriate judgment in connection with any trade in Asbury Securities.
Twenty-Twenty Hindsight
Insiders should keep in mind that if their securities transactions ever become the subject of scrutiny, these transactions will be viewed after the fact and in the bright light of hindsight. As a result, before engaging in any transaction in Asbury Securities, Insiders should carefully consider how regulators and others might view the transaction after the fact. Even the appearance of impropriety or governmental inquiries with respect to a transaction could impair investor confidence in Asbury and subject an Insider and/or Asbury to government inquiries or litigation. Consequently, any concerns or questions about this Policy should be discussed with Asbury’s General Counsel.
Insider Trading Policy

Definitions Used in this Policy
1.Immediate Family Member. The following persons are considered members of your “immediate family”: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.
2.Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision regarding a purchase or sale of Asbury Securities. While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material:
Earnings information (including annual or quarterly financial results or changes in earnings projections);
Significant mergers, acquisitions, dispositions, tender offers, joint ventures, or changes in assets;
Changes in control or in senior management (senior vice presidents and above) or the board of directors;
Change in auditors or auditor notification that Asbury may no longer rely on its audit report;
Events regarding Asbury’s securities - e.g., defaults on senior securities, calls of securities for redemption, adoption of repurchase plans, stock splits or significant changes in dividend policy, changes to the rights of public security holders, public or private sales of additional securities;
Impending bankruptcies or receiverships;
Significant litigation or adverse action by regulatory bodies;
Commencement or resolution of significant litigation; or entry into, amendment of, or termination of material agreements outside the ordinary course of business.
The above list does not include every type of information that may be regarded as material. Note that any information that could have either a positive or negative impact on the price of a company’s securities may be material.
3.Nonpublic Information. Information about Asbury is considered to be “nonpublic” if it is known within the Company but not yet disclosed to the general public. Asbury generally discloses information to the public either via press release or in the regular quarterly or annual reports that it is required to file with the SEC. Information is considered “public” only after it has been publicly available, through press release or otherwise, for at least twenty-four hours.
Implementation
1.Administration. The General Counsel is responsible for the implementation and administration of this Policy.
2.Changes. The Company may modify or amend this Policy at any time.
Insider Trading Policy

3.Violations. Employees who violate this Policy shall be subject to disciplinary action, which may include ineligibility for future participation in Asbury’s equity incentive plans or termination of employment for cause. Any refusal or failure by an employee to cooperate fully with Asbury in any investigation of a possible violation of this Policy, or of federal or state securities laws, may also subject the employee to termination for cause.
Insider Trading Policy